Exhibit 10.12

BRISTOL WEST
INSURANCE GROUP

CALIFORNIA

Producer’s Agreement

This agreement made this                    day of                               ,                       by and between Bristol West Insurance Services of California, Inc. (“Bristol”) and                                                                        a retail insurance brokerage, (“Producer”).

I.                                         PRODUCER’S AUTHORITY

A.                                   Producer is an independent contractor who will exercise its own judgment in the conduct of its business.  Producer is not an employee of Bristol and is free to represent such other companies as Producer shall consider appropriate.  Producer has exclusive control of its time and of the conduct of its business and is responsible for all expenses incurred in the operation of its business.   Producer agrees to be bound by all underwriting guidelines, rate guides, rules, regulations, commission schedules, procedures and other written policies or instructions provided to Producer by Bristol (“Bristol’s Underwriting Guidelines”).

B.                                     Producer has no authority hereunder to bind insurance risks, only to submit applications for such risks. No coverage shall be in effect on any such application unless specific binding authority is given Producer by written addendum to this Agreement.  Any specific binding authority given to Producer shall be subject to the terms of Bristol’s Underwriting Guidelines.

C.                                     During the term of this Agreement, Producer is authorized on behalf of Bristol:

1.                                       To solicit, receive and submit applications for classes of insurance that Bristol may make available subject to Bristol’s Underwriting Guidelines.

2.                                       To deliver policies, certificates, endorsements and binders.

3.                                       To collect and receipt for premiums but Producer may not endorse any check made payable to Bristol.

D.                                    Producer agrees that all supplies furnished to Producer by Bristol shall remain the property of Bristol and shall be returned upon request. Producer agrees to promptly install all update disks supplied by Bristol and that said disks are the property of Bristol and will be returned upon demand.

E.                                      Producer hereby grants to Bristol access and review of Producer’s books, records and files during normal business hours, for the purpose of determining any fact relating to money due Bristol or any other fact relating to business placed with Bristol by Producer.

F.                                      Producer shall not publish or distribute any advertisements, circulars or other materials referring to Bristol or containing Bristol’s name without first securing written approval from Bristol.

II.                                     UNDERWRITING CONTROL OF THE COMPANY

Bristol reserves the right to refuse any policy at any time or to cancel any policy subject to the provisions of Section V.

III.                                 COMMISSIONS

A.                                   Commissions will be paid as outlined in Addendum #2, attached.  Commission schedules may be revised by mutual agreement of Producer and Bristol or by Bristol giving Producer at least 30 days advance notice of the proposed revisions and the effective date.   Producer acknowledges such right to amend and waives any longer notice period that may be available under applicable statutes, rules or regulations.

B.                                     Producer agrees that undistributed commissions in the hands of Bristol at any time may be offset against any monies due Bristol.

C.                                     In the event that Bristol shall either during the term of this Agreement or after its termination refund premiums under any policy by reason of cancellation or otherwise, the Producer shall immediately return to Bristol the commission received on the premium refund.

IV.                                 BILLING PROCEDURES

Producer shall submit promptly to Bristol all applications for policies and remit the gross premiums (without deduction of commissions) for or payable on such policies, in accordance with the provisions of Bristol’s Underwriting Guidelines.  Producer shall be responsible for remitting all collected premiums to Bristol.  If Producer fails to remit premiums or unearned commissions or any other amount due Bristol, Producer agrees to pay the reasonable costs of collection, including attorney fees.

V.                                     POLICY CANCELLATIONS

Any Policy may be cancelled by Bristol, subject to any limitation or restrictions contained within the policy.  A policy may be cancelled by Bristol in accordance with all statutory and regulatory provisions.

VI.                                 INDEMNIFICATION OF PRODUCER

A.                                   Bristol shall indemnify and hold Producer harmless:

1.               Against any claims, liabilities or costs of defense which Producer may become obligated to pay as a result of loss to policyholders caused by an error of Bristol in the processing of policies under this Agreement unless Producer has caused, contributed to or compounded such error.

2.               Against any and all civil liability for damages and expenses, including the cost of defense, that Producer may be obligated to pay as a direct result of the failure of Bristol to comply with the requirements of the Fair Credit Reporting Act, Federal Truth in Lending Law and Fair Credit Billing Act, unless such failure to comply has been caused or contributed to by any act or omission of Producer.

B.                                     Bristol’s obligation to indemnify shall be conditioned upon prompt notification by Producer to Bristol of any claim made or legal action brought against Producer which is subject to indemnification as set forth above and Bristol shall have the right to direct the investigation, settlement and defense of any such claim or action.  Bristol shall not be obligated to indemnify Producer to the extent the Producer has valid and collectable insurance applicable to any damage or liability.

VII.                             INDEMNIFICATION OF BRISTOL

Producer agrees to fully indemnify and hold harmless Bristol, its successors and assigns from any and all judgments, losses, damages, costs and expenses, including attorney’s fees which Bristol may at any time sustain because of the failure of Producer to comply fully with the terms, provisions and obligations of this Agreement, including, but not limited to the payment to Bristol of all sums of money which may become due Bristol from Producer thereunder and any agreement to indemnify Bristol.

This Agreement to indemnify and hold Bristol harmless shall include the reasonable attorney’s fees and related expenses incurred to prosecute or defend any lawsuit, administrative proceeding or arbitration; shall extend to any claim or assertion that Producer breached or waived any provision of any policy, endorsement or application; and shall include any claims or assertions of bad faith, breach of covenant of fair dealing, unfair claims or insurance practices, deceptive trade practices, extracontractual or exemplary damages arising wholly, or in part, from the action or inaction of Producer.

VIII.                         TERMINATION AND AMENDMENT

A.                                   The agreement shall terminate:

1.                                       Automatically if any public authority cancels or declines renewal of Producer’s license or Certificate of Authority.

2.                                       Automatically on the effective date of sale, transfer, assignment or merger of Producer’s business provided, however, that Bristol, at its option, may offer a Producer’s Agreement to any successor who meets the Company’s requirements for appointment.

3.                                       Upon either party giving at least thirty (30) days advance written notice to the other.  The Producer acknowledges Bristol’s right to terminate and waives any longer notice period which may be available under applicable statues, rules or regulations.

4.                                       Immediately upon either party giving written notice to the other in the event of abandonment, fraud, insolvency, or gross and willful misconduct on the part of such party.

B.                                     If this Agreement is terminated as provided in Sub-Section A, above;

1.                                       The Producer’s authority to solicit, bind or execute contracts of insurance for new business will cease at the same time notice of termination of this Agreement is given.

2.                                       All provisions of this agreement shall remain in full force and effect including Section III, Commissions, except that the Producer agrees that after termination or cancellation, Bristol will pay a commission equal to the commission rate paid to active producers of equal size based on written premium volume, net of cancellations, with Bristol West during the previous twelve (12) months; However, in no event will Bristol pay a Producer a commission of more than 15% for new or renewal business.  Producer agrees that any bonus or commission paid on fees will not be applicable and Producer will not have any entitlement to any bonus or commission on fees.  These provisions will be in full force and effect for a period of three (3) years from the date of termination or cancellation.  After the three (3) years have passed, California Insurance Code Section 769 shall apply.

3.                                       Bristol shall continue to provide to the policyholders all normal and appropriate services on all in force insurance contracts without interruption until said contracts may lawfully be terminated.

C.                                     Bristol may amend this Agreement, including any addendum attached hereto, upon thirty (30) days prior written notice to Producer.  Producer acknowledges such right to amend and waives any longer notice period which may be available under applicable statutes, rules or regulations.

IX.                                GENERAL PROVISIONS

A.                                   Producer agrees to purchase and maintain a policy of errors and omissions insurance in limits no less than $500,000 with an insurance carrier which is rated no less than “B” by A.M. Best.  Producer will provide Bristol with a copy of the declarations page for said policy, and provide a copy of the declarations page upon each renewal of said policy.  Producer agrees that failure on the part of Producer to maintain said errors and omissions policy will be grounds for immediate termination of this contract.

B.                                     Should a conflict exist as to which producer is authorized to represent an insured with respect to any insurance policy, Producer shall supply Bristol with a written Agent of Record Letter from the insured.

C.                                     Producer shall have no authority to admit liability or compromise claims or accept proof of loss on the part of Bristol in any manner except in accordance with specific claim settlement authority extended to the Producer in writing.

D.                                    Producer agrees to comply with all laws affecting its operation and to maintain its qualifications for licensing by appropriate authorities.  Producer shall provide a copy of its license to Bristol at each renewal.

E.                                      If any provision of this Agreement should be invalid the remainder of this Agreement shall not be affected.

F.                                      If Producer attempts to assign this Agreement in violation of Section VIII, Producer remains liable to Bristol for all obligations to Bristol arising before and after the attempted assignment.  Moreover, Producer shall remain liable to Bristol for all obligations to Bristol arising before a permitted assignment, unless Bristol has consented, in a written agreement, to the assumption of any obligation of Producer to Bristol by an assignee.

In connection with your application for a Producer’s Agreement (1) an investigation may be made including, if applicable, information as to character, occupation, general reputation, personal habits, health, financial condition, mode of living, and (2) additional information as to the nature and scope of investigation request will be furnished you, upon your written request made within a reasonable time after you receive this notice.

In witness whereof, Producer and Bristol have caused this Agreement to be executed this              day of                      , 20      .

PRODUCER	BRISTOL WEST INSURANCE SERVICES OF CALIFORNIA, INC.

By:	By:

Title:	Title:

Date:	Date:

Witness:	Witness:

ADDENDUM #1 – BINDING

Bristol recognizes current conditions in the private passenger automobile insurance marketplace such that the Producer will lose business unless Producer can provide bound coverage to clients at the point of sale.  Therefore, with respect to personal automobile insurance only, Bristol agrees to accept and be bound with respect to business placed with it by Producer through use of such current, up-to-date electronic rating device as agreed in writing in advance by the parties (the “Rating Mechanism”).  Producer agrees to abide by all rules and operating instructions of the Rating Mechanism.  Within 72 hours after binding any private passenger automobile coverage, Producer shall forward to Bristol the properly completed application and other required documentation.  Bristol shall have the right to reject any such application that is inconsistent with Bristol’s Underwriting Guidelines.  Nothing in this section shall create any agency relationship whatsoever between Producer and Bristol or between Producer and any insurance company Bristol represents.

BRISTOL WEST INSURANCES SERVICES OF CALIFORNIA, INC.	PRODUCER

By:	By:

Title:	Title:

Date:	Date:

Witness:	Witness:

ADDENDUM #2 – COMMISSION AND BONUS PLAN

I.                                         Increased commission on New business will be paid based on the following premium production and loss ratio schedule:

A.           Excess of $5M written during the preceding 12 months will receive 15.5% commission on all new business in the current month.

B.             Excess of $7.5M written during the preceding 12 months will receive 16% commission on all new business in the current month.

C.             Excess of $10 M written during the preceding 12 months will receive 16.5% commission on all new business in the current month.

D.            Excess of $20M written during the preceding 12 months will receive 17% commission on all new business in the current month.

E.              Excess of $30M written during the preceding 12 months will receive 17.5% commission on all new business in the current month.

II.                                     All written business is the total of new and renewal net of cancellations and requires a loss ratio of 63% or lower during the preceding twelve-month period.

Agency Commission Schedule & Incentives

III.                                 Business Covered.  The lines of business covered by this agreement are: PRIVATE PASSENGER AUTO.

IV.                                 Eligibility for the program for a calendar year is based upon the following:

A.           The Agency must produce at least $500,001 in written premium to qualify for incentives.

B.             The Agency must be an active producer with the company during the year in which this contract is predicated upon.

C.             The Agency must have written premiums of at least 90% of the prior year’s premiums with our company.

V.                                     Basis.  Company calendar year records will be the sole basis for determining awards.  The company will evaluate year-end financials on or before January 31 following the end of the calendar year covered.

VI.                                 Award Determination.  Once the Agency satisfies the eligibility requirements, the award will be calculated as follows:

A.           Determine the total written premium for the period for the lines of business covered.

B.             Determine growth incentive award subject to definition stated below in Section VII.

C.             Calculate the loss ratio according to the definition listed below in Section VII.

D.            Find the percentage from the table below:

Agency Performance Incentive

Written Premium	Base commissions	Growth	L/R	Total Possible

0 – 150,000	13.0	. 00.00		.00
150,001 – 300,000	15.0	.00	.00	.00
300,001 – 500,000	15.0	.00	.00	.00
500,001 – 1,000,000	15.0	1.00	1.00	17.00
1,000,001 – 2,000,000	15.0	1.00	1.00	17.00
2,000,001 – 5,000,000	15.0	1.00	1.00	17.00
5,000,001 – 20,000,000	15.0	1.00	1.00	17.00
20,000,001 +	15.0	1.00	1.00	17.00

VII.                             Prima Business will be written at a base commission rate of 13%.  Prima business will be included in the Agency Performance Incentives.

VIII.                         Renewals. Renewal commissions will match the new business commission percentage stated above.

IX.                                Definitions of the terms used in this agreement:

Written Premium – Premiums produced by the Agency for new and renewal business, plus or minus premium changes from policy changes, cancellations, etc., effective during the period covered for the lines of business included.  Assigned Fair Plan or other miscellaneous involuntary premiums are not included.

Earned Premium – Premiums earned, from those written, according to statutory accounting principles.

Losses – Incurred losses, less salvage and subrogation recoveries, plus those loss adjustment expenses directly attributable to the losses.

Growth – Current year-end new business application counts must be a minimum of a 15% increase over prior year.  Overall book of business must produce a loss ratio not greater than 65%.

Loss Ratio – Losses divided by earned premium, expressed as a percentage.  The Agency must produce a loss ratio no greater than 55%.

X.                                    Payment. Awards will be available by the end of the financial quarter immediately following the period covered.

XI.                                Renewal or Termination.  This agreement will automatically renew as is.  However, this agreement may be terminated or amended by the Company giving at least 60 days notice.  The agreement also terminates upon the termination of the Agency-Company relationship and no payment will be made thereafter

BRISTOL WEST INSURANCES SERVICES OF CALIFORNIA, INC.	PRODUCER

By:	By:

Title:	Title:

Date:	Date:

Witness:	Witness: